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                                                                Exhibit 99.18




SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (SIERRA PACIFIC DEVELOPMENT FUND II):

                                                                                                              THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                          MARCH 31,     MARCH 31,
                                     -------------------------------------------------------------------    ---------     ---------
(000'S)                               1995           1996           1997           1998           1999        1999          2000

Earnings:
  Pretax income (loss)               $  (523)       $  (200)       $  (800)       $  (174)       $(1,177)    $    44       $  (104)

Fixed Charges:
  Interest expense                       462            465            436            439            437         108           112
                                     -------        -------        -------        -------        -------     -------       -------
              Total fixed charges        462            465            436            439            437         108           112

              Total earnings             (61)           265           (364)           265           (740)        152             8

              Total fixed charges        462            465            436            439            437         108           112

Ratio of earnings to fixed charges     (0.13)          0.57          (0.83)          0.60          (1.69)       1.41          0.07
                                     =======        =======        =======        =======        =======     =======       =======

  Deficiency to cover fixed charges      523            200            800            174          1,177          --           104
                                     =======        =======        =======        =======        =======     =======       =======